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                                                               EXHIBIT 99.23(I)

                             Kirkpatrick & Lockhart LLP
                                     2nd Floor
                          1800 Massachusetts Avenue, N.W.
                            Washington, D.C. 200036-1800

                              Telephone (202) 778-9000
                              Facsimile (202) 778-9100



                                    April 30, 1999


Dresdner RCM Investment Funds Inc.
Four Embarcadero Center
San Francisco, California 94111

Ladies and Gentlemen:

     We have acted as counsel to Dresdner RCM Investment Funds Inc., a Maryland corporation (the "Company"), in connection with Pre-Effective Amendment No. 2 (the "PEA") to the Company's Registration Statement on Form N-1A (File No. 333-72679), relating to the issuance and sale of Shares of the Company. You have requested our opinion with respect to the matters set forth below.

     In this opinion letter, the term "Shares" refers to the Class N and Class I shares of common stock of the Dresdner RCM Europe Fund, which is a series ("Series") of the Company, that may be issued during the time that the Registration Statement is effective and has not been superseded by a post-effective amendment and is limited to an aggregate (including shares that are issued and outstanding as of the effective date of the PEA but excluding shares that, as of the date a Share is issued, have been redeemed) of 100,000,000 shares of each Class of the Series.

     In connection with rendering the opinions set forth below, we have examined copies of the Company's Amended and Restated Articles of Incorporation and By-Laws, and resolutions and minutes of meetings of the Company's Board of Directors relating to the PEA and the issuance and sale of the Shares. In addition, we examined the resolutions and minutes of the Company's Annual Stockholder Meeting whereby Company stockholders approved the issuance and sale of the Shares. We have not independently established the facts so relied on.

     The opinions expressed in this opinion letter are limited to the laws (other than the laws


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Dresdner RCM Investment Funds Inc.
April 30, 1999
Page 2


relating to choice of law) of the State of Maryland that in our experience are normally applicable to the issuance of shares by corporations and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission thereunder.

     Based on and subject to the foregoing, it is our opinion that:

     1.  The issuance of the Shares has been duly authorized by the Company.

     2. When sold in accordance with the terms contemplated by the PEA, including receipt by the Company of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been validly issued and will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion letter as an exhibit to the PEA and to the reference to our firm in the statement of additional information that is being filed as part of the PEA.

                                             Very truly yours,

                                             /s/ Kirkpatrick & Lockhart LLP

                                             KIRKPATRICK & LOCKHART LLP